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                                                                      EXHIBIT 12


                          EINSTEIN/NOAH BAGEL CORP.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (DOLLARS IN THOUSANDS)


                                           FISCAL YEARS ENDED            QUARTERS ENDED
                                     DECEMBER 31,    DECEMBER 29,     APRIL 21,    APRIL 20,
                                         1995           1996            1996         1997
                                     ------------    ------------     ---------    ---------
Earnings (loss) before
  Income taxes ...................   $    (43,716)   $      5,707     $  (3,317)   $   7,453
Add: Total fixed charges
  deducted from earnings (loss) ..          2,064           7,478         3,702          347
                                     ------------    ------------     ---------    ---------
Earnings (loss) available for
  payment of fixed charges .......   $    (41,652)   $     13,185     $     385    $   7,800
                                     ============    ============     =========    =========

Fixed Charges:
 Interest expense ................   $      1,434    $      6,950     $   3,490    $     171
 Portion of operating lease
   payments deemed to
   be interest ...................            630             528           212          176
                                     ------------    ------------     ---------    ---------
Total fixed charges ..............   $      2,064    $      7,478     $   3,702    $     347
                                     ============    ============     =========    =========

Ratio of earnings to
  fixed charges ..................            --             1.76           --         22.48
                                     ============    ============     =========    =========

Deficiency of earnings available
  to cover fixed charges .........   $    (43,716)                    $  (3,317)
                                     ============                     =========
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